 Filed pursuant to Rule 424(b)(3)

Registration No. 333-172112

 PROSPECTUS

Lion Lam Diamond Inc.,

5,000,000 Shares of Common Stock offered by

$0.05 per share

Lion Lam Diamond, Inc. is offering, on a “best-efforts,” self-underwritten basis, up to 5,000,000 shares of our common stock at a price of $0.05 per share to the public. There is no minimum purchase requirement for prospective stockholders and there is no minimum number of shares that must be sold by us for the offering to proceed. All funds received from purchasers will be immediately available to us. Subscriptions received by us are irrevocable. The shares are intended to be sold directly through the efforts of David Lam, our Sole executive officer and director. The intended methods of communication include, without limitation, telephone and personal contact. The offering shall terminate on the earlier of (i) the date when the sale of all 5,000,000 shares is completed or (ii) 45 days from the effective date of this prospectus, subject to the filing of post-effective amendments, thereafter deregistering any shares of such 5,000,000 shares remaining unsold to the public. We will not extend the offering period beyond 45 days from the effective date of the prospectus. For more information, see “Plan of Distribution” on page 16.

Prior to this offering, there has been no public market for our common stock. The securities being registered in this offering may not be liquid, since they are not listed on any exchange or quoted in the OTC Bulletin Board, and a market for these securities may not develop. The offering price may not reflect the market price of our common stock after the offering.

This investment involves a high degree of risk.  Our independent auditors have expressed substantial doubt about our ability to continue as a going concern in the independent auditors’ report to the financial statements included in this prospectus.  You should purchase shares only if you can afford a complete loss of your investment.  See “Risk Factors” starting on page 8.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated March 21, 2012

THE OFFERING

Following is a brief summary of this offering:

Securities being offered	Up to 5,000,000 shares of common stock, par value $0.0001
Offering price per share	$ 0.05
Offering period	The shares are being offered for a period not to exceed 45 days
Proceeds to us	$250,000 assuming the maximum number of shares is sold.
Use of proceeds	We will use the proceeds to pay for administrative expenses, implementation of our business plan, and working capital.
Number of shares outstanding before the offering	6,000,000
Number of shares outstanding after the offering if all of the shares are sold	11,000,000

TABLE OF CONTENTS

Prospectus	1-3
Prospectus Summary	4
Selected Financial Data	5
Risk Factors	6-11
Use of Proceeds	12
Determination of Offering Price	12
Dilution	12-13
Selling Security Holders	13
Plan of Distribution	14
Description of Securities to be registered	15-16
Interests of Name Experts and Counsel	16
Description of Business	17-22
Description of Property	23
Legal Proceedings	23
Management's Discussion and Analysis	23-25
Qualitative Disclosures about market risks	26
Director and executive officers	27
Executive Compensation	27
Security ownership of Certain Beneficial owners	28
Disclosure of Commission Position on Indemnification	28

Financial Statements F1-F13

Throughout this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” “the Company” and “our Company” refer to Lion Lam Diamond Inc., a Texas corporation. All amounts in this prospectus are in U.S. Dollars, unless otherwise indicated.

PROSPECTUS SUMMARY

References in this Prospectus to “ Our company ”, “Company”, “we”, “our”, or “us” refer to Lion Lam Diamond Inc.,

Forward-Looking Statements

This Prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  You should not place too much reliance on these forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the "Risk Factors" section and elsewhere in this Prospectus.

ITEM 3. SUMMARY INFORMATION, RISK FACTORS

SUMMARY OF THE COMPANY

Lion Lam Diamond Inc., was incorporated in the Texas on July 14th, 2010. We sell E.G.L Certified diamonds through internet and trade shows. We have developed a Lion Lam brand diamonds accompany by E.G.L. certificate.

We are wholesaler and retailer of E.G. L. certified diamonds and fine jewelry. We acquire polished diamonds from diamond cutters and manufacturers. We offer our premium brand diamond, Lion Lam " Heart & Arrow" cut diamonds to our authorized distributors. As of December 31, 2011, we have one authorized distributor.

We are a developmental stage company, and we were incorporated in the State of Texas on July 14, 2010. As of December 31, 2011, we have generated $54,920 in revenues and incurred a net loss of $(22,114). We are conducting the offering of our common stock to raise capital with which we plan to allocate toward business development, sales and marketing expenses and working capital, as well as the costs associated with this offering.

We believe that our lack of significant operating history and uncertainty regarding our ability to generate significant revenues are material concerns. Additionally, there can be no assurance that the actual expenses incurred will not materially exceed our estimates or that cash flows from operating activities will be adequate to maintain our business. As a result, our independent auditors have expressed substantial doubt about our ability to continue as a going concern in the independent auditors’ report to the financial statements included in this registration statement.

As of the date of this prospectus, Lion Lam Diamond Inc. has 6,000,000 shares of $0.0001 par value common stock issued and outstanding. Our principal office is located at:14520 Memorial Dr., Ste M.206, Houston, Texas 77079 .Tel: 713-828-8305 Fax: 713-456-2096 Our fiscal year ended at December 31.

 SELECTED FINANCIAL DATA

 The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of December 31, 2011 ( audited)	As of December 31, 2010 ( audited)
BALANCE SHEET
Total Assets	$ 20,189	$ 32,654
Total Liabilities	$49,039	$41,150
Stockholder's Deficit	$(28,850)	$(8,496)
INCOME STATEMENT	As of December 31, 2011 ( audited)	From July 14, 2010 ( Inception) through December 31, 2010 ( audited)
Revenue	$54,920	$-
Total Expenses	$36,419	$14,496
Net Profit/Loss	$(22,114)	$(15,036)

	As of September 31, 2011 ( Unaudited)	As of December 31, 2010 ( audited)
BALANCE SHEET
Total Assets	$24,912	$32,654
Total Liabilities	$42,789	$41,150
Stockholder's Deficit	$(17,877)	$(8,496)
INCOME STATEMENT	Nine Months Ended September 30, 2011 ( Unaudited)	From July 14, 2010( Inception) through September 30, 2011 ( unaudited)
Revenue	$50,400	$50,400
Total Expenses	$24,426	$38,922
Net Profit/Loss	$(10,551)	$(25,587)

BLANK CHECK ISSUE

We have no plans or intentions to be acquired or to merge with an operating company, nor does our stockholder, have plans to enter a change of control or similar transaction or to change our management.

RISK FACTORS

You should carefully consider the risks described below, and another information contained in this prospectus before making an investment decision.

RISKS RELATED TO OUR FINANCIAL CONDITION

(1) If we do not obtain additional financing, including the financing sought in this offering, our business will fail.

We have generated $54,920 in sales revenue for the twelve months ended December 31, 2011. Our business plan calls for expenses related to the acquisition of polished diamonds, marketing, travel, and other start-up costs. See "Use of Proceed" on page 13. If we do not obtain additional financing, including the financing sought in this offering, our business will fail. If we are unable to achieve sales revenue sufficient to fund ongoing operations by the third quarter of our fiscal year beginning December 31, 2010, we will be required to seek loans from David Lam, our officer and director. We do not currently have any written arrangements in place pursuant to which David Lam has committed to providing us with such loans.

(2) Because our offering will be conducted on a " best efforts" basis, there can be no assurance that we can raise the money we need.

The shares are being offered by us on a "best efforts" basis without the benefit of a private placement agent. We can provide no assurance that this Offering will be completely sold out. If less than the $250,000 maximum proceeds is available, our business plans and prospects for the current fiscal year could be adversely affected.

(3) Because we will incur additional costs as the result of becoming a public company, our cash needs will increase and our ability to achieve net profitability may be delayed.

Upon effectiveness of our Registration Statement for the Offering, we will become a publicly reporting company and will be required to stay current in our filings with the SEC, including, but not limited to, quarterly and annual reports, current reports on materials events, and other filings that may be required from time to time. We believe that as a public company our ongoing filings with the SEC will benefit shareholders in the form of greater transparency regarding our business activities and results of operations. In becoming a public company, however, we will incur additional costs in the form of audit and accounting fees and legal fees for the professional services necessary to assist us in remaining current in our reporting obligations. During our first year of operations following the effectiveness of our Registration, we will incur expenses of approximately $4,600 for professional fees. These additional costs will increase our cash needs and may hinder or delay our ability to achieve net profitability, even after we have begun to generate revenues from sales of our products.

(4) Because our auditor has issued a "going concern" opinion regarding our company, there is an increased risk associated with an investment in our company.

We have generated $54,920 in revenue since our inception, which makes it difficult to evaluate whether we will operate profitably. We have not attained profitable operations and are dependent upon obtaining financing or generating revenue from operations to continue operations for the immediate future. As of December 31, 2011, we had total assets in the amount of $20,189. Our future is dependent upon our ability to obtain financing or upon future profitable operations. We are currently seeking equity financing through this offering. Our auditors stated in their report that they have substantial doubts, we will be able to continue as a going concern. As a result, there is an increased risk that you could lose the entire amount of your investment in our company.

(5) Future issuances of our preferred stock could dilute the voting and other rights of holders of our common stock.

Our sole board of director, David Lam, has the authority to issue shares of preferred stock in any series and may establish, from time to time, various designations, powers, preferences and rights of the shares of each such series of preferred stock.  Any issuances of preferred stock would have priority over the common stock with respect to dividend or liquidation rights.  Any issuance of preferred stock by our board of director, David Lam, may have the effect of delaying, deferring or preventing a change in control of our Company and may affect the voting and other rights of the holders of common stock. Our Director, David Lam, can take any actions discussed above as the Board of Director in his sole discretion without approval of shareholders; these and other actions taken by David Lam could affect the interests of our shareholders.

(6) Our sole officer will retain control over our business after the offering and may make decisions that are not in the best interest of all stockholders.

Upon completion of this offering, our sole officer and director, David Lam, will own 54.4% of our outstanding common shares if we issue all 5,000,000 shares being offered pursuant to this registration statement. As a result, David Lam will be the director and the majority shareholder of the company. Our sole officer, David Lam, will have the ability to make decisions regarding the management of the business with which stockholders disagreed.

 (7) David Lam's position with the company and his ability to fix his salary may create conflicts of interest that adversely affected the interests of another stockholders.

Our sole director and officer, David Lam, does not receive any compensation for his role as Director, but he receives compensation for his role as a CEO/CFO at $2,500 per month. Mr. Lam's ability to fix his salary may create conflicts of interest that adversely affect the interests of other shareholders.

(8) We may raise additional capital and thereby further dilute the total number of shares currently outstanding.

We may need to raise capital by issuing shares of common stock, which will increase the number of common shares outstanding. The issuance of additional equity securities by the Company may result in a dilution in the equity interest of its current stockholders.

 RISKS RELATED TO OUR JEWELRY BUSINESS

(9) Changes in prices of diamonds and precious metals or reduced supply availability might adversely affect our ability to produce and sell products at desired profit margins.

Most of the our jewelry offerings are made with diamonds, gemstones and/or precious metals. We may not be able to maintain a comprehensive selection of diamonds due to the broad assortment of sizes, colors, clarity grades and cuts.  If trade relationship between us and our significant vendors were disrupted, our sales could be adversely affected in the short-term until alternative supply arrangements could be established.

(10) The success of our business may depend on our ability to successfully expand our product offerings.

We are planning to offer 24K gold crown as our main product line. Our ability to increase our revenue may depend on our ability to expand our product lines beyond our current offerings. If we offer a new-product category that is not accepted by consumers, the Lion Lam brand and reputation could be adversely affected, our revenue may fall short of expectations, and we may incur substantial expenses that are not offsetting by increased revenue. Expansion of our product lines may also strain our management and operational resources.

RISKS RELATED TO LEGAL UNCERTAINTY

(11) If we are the subject of future product defect or liability suits, our business will likely fail.

In the course of our planned operations, we may become subject to legal actions based on a claim that our custom design products are defective in workmanship. We currently do not maintain liability insurance. We may not be able to obtain such coverage in the future, and we may not be able to adequately cover all potential claims. Moreover, even if we are able to maintain sufficient insurance coverage in the future, any successful claim could significantly harm our business, financial condition and results of operations.

(12) The application of laws or regulations from jurisdictions whose laws do not currently apply to us could have a material adverse effect on our results of operations and our financial condition.

During our planned operations, we may sell diamonds or finished jewelry pieces to other countries in Europe and Asia. Laws or regulations from these countries may have tariff imposed for loosed diamonds. Pursuant to these added cost of doing businesses in these foreign countries they could have a material adverse effect on our results of operations and our financial condition.

RISKS RELATED TO THIS OFFERING

(13) If a market for our common stock does not develop, shareholders may be unable to sell their shares.

There is no public market for our securities and there can be no assurance that an active trading market for the securities offered herein will develop after this offering by the selling stockholders, or, if developed, be sustained. After the effective date of the registration statement of which this prospectus forms a part, we intend to try to identify a market maker to file an application with the Financial Industry Regulatory Authority (“FINRA”) to have our common stock quoted on the OTC Bulletin Board.  We will have to satisfy certain criteria in order for our application to be accepted. There can be no assurance that our common stock will ever be quoted on the OTC Bulletin Board or that any market for our common stock will develop. We do not currently have a market maker that is willing to participate in this application process, and even if we identify a market maker, there can be no assurance as to whether we will meet the requisite criteria or that our market maker’s application will be accepted. Our common stock may never be quoted on the OTC Bulletin Board, or, even if quoted, a public market may not materialize.

(14)  Because our common stock is likely to be considered "penny stock," our trading will be subject to regulatory restrictions.

Our common stock is currently considered a "penny stock." The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in " penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 ( other than securities registered on certain national Securities Exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document which specifies information about penny stocks and the nature and significance of risks of the penny stock market. This disclosure and other requirements may adversely affect the trading activity in the secondary market for our common stock.

(15) Because FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock, investors may not sell their stock should they desire to do so.

In addition to the "penny stock" rules described below, FINRA has adopted rules that require in recommending an investment to a customer, a broker-dealer must have grounds for believing the investment is suitable for that customer. Prior to recommending speculative securities to their non-institutional customers, broker-dealers must make efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

(16) Because state securities laws may limit secondary trading, investors may be restricted as to the states in which they can sell the shares offered by this prospectus.

If you purchase shares of our common stock sold in this offering, you may not be able to resell the shares in any state, unless and until the shares of our common stock are qualified for secondary trading under the applicable securities laws of such a state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such a state. There can be no assurance that we will be successful in registering or qualifying our common stock for secondary trading, or identifying an available exemption for secondary trading in our common stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for secondary trading of our common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuses to permit secondary trading in our common stock, the market for the common stock will be limited, which could drive down the market price of our common stock and reduce the liquidity of the shares of our common stock and a stockholder's ability to resell shares of our common stock at all or at current market prices, which could increase a stockholder's risk of losing some or all of his investments.

(17) Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

(18) If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation. If we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30-day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

ITEM 4. USE OF PROCEEDS

Lion Lam Diamond, Inc. is offering for sale to the public up to 5,000,000 shares of its common stock, the net proceeds of which will be retained by us. The table below lists intended uses of the proceeds indicating the amount to be used for each purpose.

TOTAL PROCEEDS	62,500	25%	125,000	50%	187,500	75%	250,000	100%

OFFERING EXPENSES
SEC filing Fees	29	0.005%	29	0.002%	29	0.0015%	29	0.0012%
Legal & Accounting	2,300	3.7%	2,300	1.8%	2,300	1.2%	2,300	0.10%
Edgar conversion	800	1.3%	800	0.7%	800	0.4%	800	0.3%
Transfer agent fees	1,500	2.4%	1,500	1.2%	1,500	0.8%	1,500	0.6%
Printing	371	0.06%	371	0.03%	371	0.02%	371	0.01%
Total offering expenses	5,000	8%	5,000	4%	5,000	3%	5,000	2%

NET PROCEEDS FROM OFFERING	57,500	92%	120,000	96%	182,500	97%	245,000	98%

USE OF NET PROCEEDS

Sales & marketing	2,500	4.3%	2,500	2.1%	2,500	1.4%	2,500	1%
Design Fees	3,500	6%	3,500	2.9%	3,500	1.9%	3,500	1.4%
Audit fees	4,600	8%	4,600	3.7%	4,600	2.5%	4,600	1.9%
Legal Fees	150	0.03%	150	0.01%	150	0.008%	150	0.006%
Equipments	1,500	2.6%	1,500	1.3%	1,500	0.08%	1,500	0.06%
Diamonds	1,000	1.7%	30,000	25%	60,000	32.9%	90,000	36.7%
Salaries	—	—	—	—	30,000	16.4%	30,000	12.2%
Website design	2,500	4.4%	2,500	2.1%	2,500	1.4%	2,500	1%
Repay note payable	29,000	50%	29,000	24.2%	29,000	16%	29,000	11.9%
Accrued Payable	12,150	21%	12,150	10%	12,150	0.7%	12,150	0.5%
Working capital	600	1%	34,100	28.4%	36,600	20%	69,100	29.2%

TOTAL USE OF NET PROCEEDS	57,500	92%	120,000	96%	182,500	97%	245,000	98%

ITEM 5. DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to $250,000 in this offering. The offering price bears no relationship to our assets, earnings, book value or other criteria of value. Among the factors considered were:

•       our cash requirements;

•       the proceeds to be raised by the offering;

•       our lack of operating history;

ITEM 6. DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholder.

As of December 31, 2011 the net tangible book value of our shares of common stock was a net loss of ($28,850) or approximately( $0.005) per share based upon 6,000,000 shares outstanding.

If 5,000,000 of the Shares Are Sold:

Upon completion of this offering, in the event all the shares are sold, the net tangible book value of the 11,000,000 shares to be outstanding will be $227,123 or approximately $0.02 per share. The shares held by our existing stockholder will be increased by $0.02 per share without any additional investment on their part. Potential purchasers will incur an immediate dilution from $0.05 per share to $0.03 per share. After completion of this offering, if 5,000,000 shares are sold, purchasers will own 45.5% for which purchasers will have made a cash investment of $250,000, or $0.05 per share. Our stockholder will own approximately 54.5% of the total number of shares then outstanding, for which our stockholder has made a cash contribution of totaling $6,000 or $0.001 per share. The following table compares the differences of your investment in our shares with the investment of our existing stockholder.

Existing Stockholders if all the Shares are Sold:

Price per share	$0.001
Net tangible book value per share before offering	$(0.005)
Potential gain to existing shareholders	$90,000
Net tangible book value per share after offering	$0.02
Increase to present stockholders in net tangible book value per share
after offering	$0.015
Capital contributions	$6,000
Number of shares outstanding before the offering	6,000,000
Number of shares after offering assuming the sale of the maximum
number of shares	11,000,000
Percentage of ownership after offering	54.5%

Purchaser of Shares in this Offering 5,000,000 shares Sold

Price per share	$0.05
Dilution per share	$(0.03)
Capital contributions	$250,000
Number of shares after offering held by public investors	5,000,000
Percentage of capital contributions by existing shareholders	2.3%
Percentage of capital contributions by new investors	97.7%
Percentage of ownership after offering	45.5%

ITEM 7. SELLING SECURITY HOLDERS

We do not have any security holders offering any securities under this offering. There is no guarantee we will sell all of the shares under this offering as this is a “best efforts” offering. The table below assumes the sale of the 5,000,000 shares offered in this prospectus at an assumed initial public offering price of $0.05.

	Shares Purchased		Capital Contributions		Average Price Per
	Number	Percent	Amount	Percent	Share
Existing Stockholder	6,000,000	54.5%	$6,000	2.3%	$0.001
Public Stockholders	5,000,000	45.5%	$250,000	97.7%	$0.05
Total	11,000,000	100%	$256,000	100%

ITEM 8. PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

Lion Lam Diamond, Inc. is offering, on a “best-efforts,” self-underwritten basis, up to 5,000,000 shares of our common stock at a price of $0.05 per share to the public. There is no minimum purchase requirement for prospective stockholders and there is no minimum number of shares that must be sold by us for the offering to proceed. All funds received from purchasers will be directly and immediately available to us. Subscriptions received by us are irrevocable. The shares are intended to be sold directly through the efforts of David Lam, our Sole executive officer and director. The intended methods of communication include, without limitation, telephone and personal contact. The offering shall terminate on the earlier of (I) the date when the sale of all 5,000,000 shares is completed or (ii) 45 days from the effective date of this prospectus, subject to the filing of post-effective amendments, thereafter deregistering any shares of such 5,000,000 shares remaining unsold to the public. We will not extend the offering period beyond 45 days from the effective date of the prospectus.

Prior to this offering, there has been no public market for our common stock. The securities being registered in this offering may not be liquid, since they are not listed on any exchange or quoted in the OTC Bulletin Board, and a market for these securities may not develop. The offering price may not reflect the market price of our common stock after the offering.

Our sole officer and director, David Lam, will not receive commissions for any sales he originates on our behalf.  Our sole officer and director, David Lam, is exempt from registration as a broker under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation;

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker/dealer;

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. David Lam is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer. He is and will continue to be our sole officer and director at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. He will not participate in selling and offering securities for any issuer more than once every twelve months.

The proceeds from the sale of the shares in this offering will be payable directly to Lion Lam Diamond Inc.  Investors can purchase common stock in this offering by completing a Subscription Agreement and sending it together with payment in full to : Lion Lam Diamond Inc. 14520 Memorial Drive suite M206, Houston, Texas 77079. All payments must be made in U.S. currency either by personal checks, cashier checks. Subscription agreements and checks are irrevocable. We reserve the right to either accept or reject any subscription. Subscriptions by us are irrevocable. Any subscription rejected will be promptly returned to the subscriber.

ITEM 9. DESCRIPTION OF SECURITIES TO BE REGISTERED.

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the Registration Statement of which this prospectus forms a part. Our authorized capital stock consists of 8,889,998,889 shares of Common Stock at par value $0.0001 per share and 9,998,889,998 shares of preferred stock at par value $0.0001 per share. We currently have 6,000,000 shares of Common Stock issued and outstanding; no preferred shares have been issued to date.

COMMON STOCKS:

Voting Rights: Each outstanding share of the Common Stock is entitled to one vote in person or by proxy in all matters that may be voted upon by shareholders of the Company.

Our Certificate of Incorporation and By Laws are not provided for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all the directors standing for election.

Preemptive Rights:  The holders of the Common Stock have no preemptive or other preferential rights to purchase additional shares of any class of the Company's capital stock in subsequent stock offerings.

Liquidating Right: In the event of the liquidation or dissolution of the Company, the holders of the Common Stock are entitled to receive, on a pro rata basis, all assets of the Company remaining after the satisfaction of all liabilities.

Conversion and Redemption: The shares of the Company’s Common Stock have no conversion rights and are not subject to redemption.

Dividends:  Holders of Common Stock are entitled to dividends as may be declared at the sole discretion of the Board of directors out of funds available.

PREFERRED STOCKS:

Preferred Shares: The Company authorized 9,998,889,998 preferred shares at par value $0.0001.  As of March 31, 2011, no preferred shares have been issued. The designations and the powers, preferences and rights, and the qualifications or restrictions of the Preferred Shares are as follows:

The shares of Preferred Stock are authorized to be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as are specified in the resolution or resolutions adopted by the Board of Directors providing for the issue.

SHARE PURCHASE WARRANTS

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

OPTIONS

We have not issued and do not have outstanding any options to purchase shares of our common stock.

CONVERTIBLE SECURITIES

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable for shares of our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

The 5,000,000 shares of common stock registered in this Offering will be freely tradable without restrictions under the Securities Act. No shares held by our "affiliates" (officers, directors or 10% shareholders ) are being registered hereunder. Our 6,000,000 issued and outstanding shares have been held since July 14, 2010 and is subject to the sale limitations imposed by Rule 144.

Rule 144 provides, in essence, that an affiliate who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that do not exceed 1.0% of a company's outstanding common stock. Since the OTC Bulletin Board is not an automated quotation system during the four calendar weeks prior to the sale, the alternative average weekly trading volume is not available to our shareholders.

 STOCK TRANSFER AGENT

Our stock transfer agent for our securities will be Empire Stock Transfer Inc, 1859 Whitney Mesa Dr, Henderson, NV 89014. Its telephone number is (702) 361-3033.

ITEM 10. INTERESTS OF NAMED EXPERTS AND COUNSEL.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Our financial statements for the period from our inception July 14, 2010 to December 31, 2011, have been audited by Stan J.H. Lee *Independent Registered Public Accounting Firm* 2160 North Central Rd, Suite 203, Fort Lee, NJ 07024 * Tel: 619-623-7799* Fax: 619-564-3408.

ITEM 11. INFORMATION WITH RESPECT TO THE REGISTRANT.

DESCRIPTION OF BUSINESS

Company Overview:

Lion Lam Diamond Inc., was incorporated in the Texas on July 14th, 2010. We will sell E.G.L Certified diamonds through the internet and trade shows. We have developed Lion Lam brand diamonds accompany by E.G.L. certificate. We will do wholesale and retail of diamonds and fine jewelry. We acquire polished diamonds from diamond cutters and manufacturers. We offer our premium brand diamond, Lion Lam " Heart & Arrow" cut diamonds to our potential distributors.

PRODUCTS OR SERVICES

We will offer two types of products. We will sell loose diamonds wholesale to potential distributors as well as custom-made crowns and tiaras. A tiara is generally a semi-circular or circular band, other metal, and decorated with jewels, which is worn as a form of adornment by women around their head or on the forehead on very formal or high social occasions. Tiaras are frequently used to "crown" the winners of beauty pageants in western countries. A bride sometimes wears a tiara as part of her bridal jewelry. We have signed a supply agreement with A.D. Diamond Inc. There are no minimum purchase requirements nor any restrictions with A.D. Diamonds Inc. We do not anticipate any shortages of supply of fine quality cut diamonds from A.D. Diamonds Inc. or from other diamond suppliers. We also signed agreement with Schumacher Diamond cutters, Inc. for our cutting and re-cutting services. Shoemaker Inc has not set minimum diamond cutting services for doing business with them.

HEARTS AND ARROWS DIAMONDS

The Hearts and Arrows effect is achieved by cutting, aligning, and positioning, all of a diamond's 58 facets to perfection and can be viewed through a special Hearts and Arrows Viewer.

Lion Lam, our premium brand of IDEAL CUT diamonds, are all Hearts and Arrows diamonds. In addition, Lion Lam premium brand diamonds all come with EGL certificate.

Actual photo of our premium brand Lion Lam's Hearts and Arrows Ideal Cut diamond.

FINANCIAL PROJECTIONS

Our projected income will come from selling polished diamonds and crown jewelry.

A) Lion Lam's Hearts and Arrows cut diamond's distribution:

1st year milestone: We plan to recruit 10 global distributors who are able to purchase at least $50,000 worth of our premium brand, Lion Lam's Hearts and Arrows cut diamonds per annum. We expect to generate $500,000 in revenue from our authorized distributors. Our recruiting efforts are not limited to North America. Once our website is operational, we will recruit our distributors globally through our website announcements. We believe that Lion Lam's Hearts and Arrows cut diamonds will provide an excellent value for our global distributors. The time frame to commence the 1st year milestone will be the effectiveness of this registration statement.

2nd year milestone: We plan to recruit 20 distributors who are able to purchase at least $50,000 worth of our premium brand, Lion Lam's Hearts and Arrows cut diamonds per annum. We expect to generate $1,000,000 in revenue from these distributors. In our second year of operations, we will be able to afford to travel to different trade shows to introduce our Lion Lam's Hearts and Arrows cut diamonds. Pursuant to our future efforts, we anticipate signing up more global distributors for our Lion Lam's Hearts and Arrows diamonds. The time frame to commence the 2nd year milestone will be the effectiveness of this registration statement.

3rd year milestone: We plan to recruit 30 global distributors who are able to purchase at least $50,000 worth of our premium brand, Lion Lam's Hearts and Arrows cut diamonds per annum. We expect to generate $1,500,000 in revenue from authorized distributors. In our third year of operations, we will be able to build better relationships with our suppliers and manufacturers of diamonds. As a result, we will be attractive pricing to our global distributors. The time frame to commence the 3rd year milestone will be the effectiveness of this registration statement.

B) Lion Lam's 24 K crown marketing strategy:

1st year milestone: We plan to sell our 24K crowns through our multi-lingual website and international jewelry auctions. We plan to design our website in English and Chinese as well as other foreign languages with a budget of $2,500 in website development. The purpose of our multi-lingual website is to inform buyers of our new and exciting 24K crown jewels and so that consumers can place orders through our website. Because crown jewelry requires a complex manufacturing process and a substantial investment in fine diamonds, we are only able to manufacture a maximum of twenty-five crown jewels per annum for our buyers. Based on our $100,000 per unit retail price, we anticipate generating $2.5 million in revenue. Consignments to jewelry auctions are one of our main marketing strategies. We want to promote our brand name, Lion Lam's 24K crowns through jewelry auctions. If our jewelry pieces sell well through jewelry auctions, then we will know that buyers have accepted our product. The time frame to commence the 1st year milestone will be effectiveness of this registration statement.

2nd year milestone: We will add more foreign languages to our website. We plan to add Japanese, Vietnamese, Arabic and other foreign languages to our website before the end of our second year of operation. The purpose of our multi-lingual website is to inform viewers of our 24K crown jewels and to encourage potential buyers to place orders through our website. We will also encourage luxury jewelers to sign up as our distributors. Global distributors could purchase small quantities of our products in advance. They could then resell our 24K crown jewels to their local customers. As our budget permits, we may be able to consign more expensive 24K crowns, decorated with bigger diamonds to international auction companies. Good auction sales could improve our brand image globally. We project to sell fifty 24K crowns in our second year of operation. Based on our $100,000 per unit retail price, we anticipate to generate $5 million in revenue. The time frame to commence the 2nd year milestone will be the effectiveness of this registration statement.

3rd year milestone: We will add more foreign languages to our website. We plan to add French, German, Russian and other foreign languages to our website. The purpose of our multi-lingual website is to inform our potential European buyers of our product and so that they can place orders through our website. We also encourage more luxury jewelers to sign up as our distributors. Distributors could purchase small quantities of our products with advanced payments. Consignments to international jewelry auctions will continue to be one of our main marketing strategies. Our 24K crown designs will be internationalized with unique designs targeted for different nationalities. We will plan to promote this slogan: "Owning a 24K crown jewel with big diamonds is the norm for every bride and groom." We project that we will sell seventy-five 24K crowns in our third year of operation. Based on our $100,000 unit retail price, we anticipate generating $7.5 million in revenue. The time frame to commence the 3rd year milestone will be the effectiveness of this registration statement.

CUSTOMER PROFILE

We intend to target our global customers of our 24K crown or tiaras as follows:

a) We believe we have a potential market for 24K crowns or tiaras in the North America. Traditionally, American brides wear inexpensive tiaras made of non-precious metals. As the American economy recovers, we believe more brides will be searching for fine gold and diamond tiaras to wear in their weddings. We believe that there are a few, if any, national jewelers that offer high-end 24K gold crowns or tiaras decorated with real diamonds. This puts us in a unique position to capture the market in crown jewelry.

b) We believe we have a potential market for Indian brides and grooms. Indian weddings are very important social events filled with rituals and celebrations that continue for several days. Indian marriage ceremonies use a lot of pure gold as gifts to the bride and groom. Our 24K crowns and tiaras are ideal for these special occasions. The recipient of the crown or tiara, either the bride or the groom, can keep this expensive crown jewel as a family heirloom.

c) We believe we have a potential market in China. Due to the "One Child" policy in China, the newborn child plays an important role in the rich family. Many rich parents celebrate their baby on the 100th day of birth with lavish feasts and gifts. Our baby sized 24K gold crown or tiara is ideal for these special occasions. 24K crowns or tiaras decorated with big diamonds could also be used as a financial tool. Once the child grows up, the parents could sell the 24K crown or tiara and use the proceeds for their child's education.

d) We believe we have a potential market in Japan. Japanese brides and grooms want to get the finest cut diamonds for their weddings. Traditionally, the grooms demand that their brides are virgins. One symbol of a virgin is the flawless diamond. A flawless diamond is a clarity grade which means that the diamond has no inclusions. We believe that many Japanese will shop for internally flawless diamonds.

e) We believe that the Vietnamese market is open for our 24K crowns or tiaras. Vietnamese rely on gold as a medium of exchange and diamonds as a store of value in Vietnam. The Vietnamese has experienced a rapid devaluation of their currency in the last decade. We believe that because their currency is still unstable, they appreciate gold and diamonds more than other nationals in Asia. In a time of financial turmoil, gold and diamonds could be quickly converted to other commodities or services.

f) We believe we have a potential market in Saudi Arabia and Kuwait. A small percentage of the Saudi population has a hereditary title of Prince or Princess. These countries are rich in their ability to export and sell oil to other countries. This substantial income could attract wealthy Princes and Princesses as potential buyers of our 24K gold crown jewels. They can show their royal heritages by wearing the crown jewels.

g) We believe we have a potential market at international jewelry auctions. Auction companies charge a percentage of the selling proceeds as their commissions. The higher price per ticket item, the bigger their commission. International jewelry auctions regularly held in Geneva, London, Dubai, New York, and Hong Kong attracts a large number of bidders. We believe our exceptionally designed brand name crown jewels are able to attract international bidders.

h) We believe our 24K crowns or tiaras have a potential market to become the dominant trend and tradition globally for the newly-wedded. Newly-wedded couples can exchange these expensive crown jewels as a token of their love, appreciation, and financial support for each other. What better gift could there be for the bride than a 24K gold tiara decorated with diamonds?

i) We believe our 24K crowns or tiaras could be used in many different occasions such as annual bonuses to CEO, Sweet 16 birthday gifts, 60th birthday gifts, etc. We have not yet evaluated other potential markets in Europe, Russia, Latin America, and other Asian Countries. Due to our limited capital resources, we are not able to explore all the market potentials at this time.

COMPETITION

The diamond and fine jewelry business are very competitive. Our aim is to offer unique products that set us apart from our competitors. We believe our custom designed 24K crowns, and tiaras have a distinctive advantage over our competitors globally. We believe we are the only company that manufactures 24K gold crowns and tiaras decorated with bigger diamonds and set a minimum retail price of $100,000. Our competitors have much better financial resources than us, and they are well established. Our competitors include companies like Graff, Cartier, Van Cliff & Arpel, Bulgari, Harry Winston, and Tiffany & Co. Because we offer a distinctive luxury product that distinguishes us from our competitors, we may be able to capture some of the market for specialty jewelry.

GOVERNMENT REGULATIONS

As Internet use gain popularity, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of on-line may prompt calls for more stringent consumer protection legislation to limit the uses of user information gathered and may require to establish privacy policies. The Federal Trade Commission ("FTC") has also initiated action on more than one occasion against online services regarding the way information is collected from users. We do not contemplate providing personal information regarding our customers. However, the adoption of additional consumer protection laws could create uncertainty in Internet usage and reduce the demand for our products.

In addition, because our services are available for the Internet in multiple states and foreign countries, other jurisdictions may claim that we are required to qualify to do business in that state or Country. Our failure to qualify in a jurisdiction where we are required to do so can subject us to taxes and/or penalties. It could also hamper our ability to enforce contracts in these jurisdictions. The application of laws or regulations from jurisdictions whose laws do not currently apply to us could have a material adverse effect on our results of operations and our financial condition.

EMPLOYEES

David Lam, our CEO/CFO is responsible for administrative duties and operational function of the company. Mr. Lam maintains contact with diamond suppliers, cutters and jewelry designers. In addition, we have one part-time salesperson who sell polished diamonds for the company.

DESCRIPTION OF PROPERTIES

We do not owned any real estate in the United States. Our Principle office is located at 14520 Memorial Dr., suite M206, Houston, Texas 77079. Our Telephone number is : 713-828-8305

LEGAL PROCEEDING

 In the normal course of business, we may become involved in litigation or in settlement proceedings relating to claims arising out of our operations. We are not a party to any legal proceedings, the outcome of which, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place an undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are a start-up stage corporation with limited operations from our business operations. Our registered independent auditors have issued a going-concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next 12 months. If we are unable to generate revenues after the 12 months, or to make a profit after 12 months, we may have to cease operations.

PLAN OF OPERATION

Our plan of operation for the next 12 months is divided into the following four Phases:

Phase I:  Develop our website

Our website is currently being developed with on-line shopping capabilities. Due to our limited budget of $2,500 for website development, we have outsourced our website development project to the website designer in China. Initially, our website only contains English and Chinese's versions, and we intend to add additional languages to our website in the future to attract potential clients from different Countries. Our website is being developed, and two domain names have been reserved for our websites. The estimate amount of time to complete our first website is 120 days. The time frame to complete this Phase of Operation will be within 120 days after the effectiveness of this registration statement, the management may be able to complete this phase of operation sooner than anticipated.

Phase II:  Outsource jewelry design projects

We will outsource our jewelry design project to several jewelry designers with 3-D jewelry design capabilities. One 3-D jewelry designer is: AJC Designing Inc. This firm has more than 10 years of experience designing complex design concepts at a reasonable price. We have a verbal agreement with AJC Designing Inc., pursuant to which AJC Designing Inc. have agreed to provide 3-D design services; however, we have the options to select from a number of 3-D design vendors that could provide similar design services. In addition to AJC Designing Inc., We have three vendors that could provide us with 3-D jewelry designs in additional to AJC Designing Inc., and with which we have verbal agreements. Pursuant to the verbal agreements with these vendors, we are not obligated to place an order with these vendors, and these vendors are not obligated to accept any orders we place. Our average cost per design project is $1,500 or less. This phase involves the creation of one or more prototype crown designs. The purpose of the prototype's crown designs is to have a variety of crown designs that may be suitable for different potential customers. The estimated time to complete prototype 24K gold crown will be 90 days.

We have skilled artisans and goldsmiths use the relevant prototype design that is selected or ordered by a customer to create the physical crown. These skilled artisans and goldsmiths typically take 90 days to complete the creation of each crown. These skilled artisans and goldsmiths are third-party vendors that do not set minimum orders nor required us to enter into any material agreements. We have three skilled artisans and goldsmiths that could provide services to us and with which we have verbal agreements with these skilled artisans and goldsmith, we are not obligated to place orders with these artisans and goldsmiths, and these artisans are not obligated to accept any orders we place. We typically outsourced our manufacturing jobs to these third-party vendors. The time frame to commence this Phase of Operation will be the effectiveness of this registration statement, the management may be able to complete this phase of operation sooner than anticipated.

Phase III:  Purchase of ideal cut diamonds

Our budget to accumulate the diamonds for the 24K crown is estimated at $30,000. We have signed a supply contract with A.D. Diamonds Inc., A.D. Diamonds Inc., do not set any minimum order or restrictions for our orders. We could order a single diamond or a parcel of diamonds at any given time, but we must wire the funds to A.D. Diamonds Inc., prior to her release of shipments to us. We have acquired all the necessary polished diamonds from A.D. Diamonds Inc. and other diamond vendors to complete our first 24K gold crown. Our existing diamond inventories are sufficient to complete one 24K gold crown. Our basic design of the 24K gold crown has nine round brilliant cut diamonds weighted well over one carat each. The estimated time for completing this phase of operation is 30 days for each crown. The time frame to commence this Phase of Operation will be the effectiveness of this registration statement.

Phase IV: Accepting orders or consignments to auction companies

Once our website is completely developed, we will accept orders through our website. Our annual production of the 24K crown is projected to be 25 crowns and adjustments will be made based on supply and demand and our financial resources. We intend to distribute our 24K crown to nationals from different Continents. Consignments of our finished products to auction companies are still our main marketing and sales strategies. Potential bidders from different continents could submit their bids through these auction companies to win these exclusively designed 24K crown. The estimated time for completing this phase of operation is within 120 days for the submission of our first finished crown to the auction house. The time frame to commence this Phase of Operation will be the effectiveness of this registration statement, the management may be able to complete this phase of operation sooner than anticipated.

LIMITED OPERATING HISTORY; NEED FOR ADDITIONAL CAPITAL

There is no historical financial information about us upon which to base an evaluation of our performance.  We are a development stage operations and have not generated any revenues.  We cannot guarantee we will be successful in our business operations.  Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost  due to price and cost increases in commodity such as diamonds.

RESULTS OF OPERATIONS

From  July 14, 2010 (Inception) to December 31, 2011

During the period, our incorporation in the State of Texas, we hired attorney for the preparation of this registration statement and our auditors to audit our financial statements. We have prepared a business plan. Our loss since inception was $(37,150) general and administrative expenses.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2011, we have generated $54,920 in sales of polished diamonds and our total assets were $20,189. We had $569 in cash and $19,620 in inventory; and our total liabilities were $49,039.

OFF-BALANCE SHEET ARRANGEMENT

The Company has no material transactions, arrangements, obligations or other relationships with entities or other persons that have or are reasonably likely to have a material current or future impact, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses.

GOING CONCERN

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

 There are no disagreements with our independent registered accountants.

QUALITATIVE DISCLOSURES ABOUT MARKET RISK

There is no public market for our securities and there can be no assurance that an active trading market for the securities offered herein will develop after this offering by the selling stockholders, or, if developed, be sustained. After the effective date of the registration statement of which this prospectus forms a part, we intend to try to identify a market maker to file an application with the Financial Industry Regulatory Authority (“FINRA”) to have our common stock quoted on the OTC Bulletin Board.  We will have to satisfy certain criteria in order for our application to be accepted. There can be no assurance that our common stock will ever be quoted on the OTC Bulletin Board or that any market for our common stock will develop. We do not currently have a market maker that is willing to participate in this application process, and even if we identify a market maker, there can be no assurance as to whether we will meet the requisite criteria or that our market maker’s application will be accepted. Our common stock may never be quoted on the OTC Bulletin Board, or, even if quoted, a public market may not materialize.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny's stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission.

This disclosure requirement may have the effect of reducing the trading activity in the secondary market for our stock. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSON

Name	Position held with the company	Age	Date First elected or appointed
David Lam	CEO, CFO, Director	58	July 14, 2010

BACKGROUND OF DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSON

Mr. David Lam, CEO & Sole Director:

David Lam, aged 58, jeweler and a business executive. In 1978-1979, he worked for Lam International Investors Inc., as a diamond broker in New York City. In 1980-1989, he worked for U.S. Diamond Company as diamond broker in San Francisco. In 1989-2009, he worked as a diamond broker and business executive in Houston, Texas. In 2010 to Present, Mr. Lam works for Lion Lam Diamond Inc., as CEO and CFO. During the last five years prior to his employment for Lion Lam Diamond Inc., From 2005-2010, David Lam worked for Yamamoto Company. A jewelry company specialized in pearls and other fine jewelry. David Lam worked as sale manager for the company and attended jewelry shows to promote the brand name of Yamamoto's pearls.

EXECUTIVE COMPENSATION

The following table sets forth all compensation paid to our Principal Executive and Financial Officers for the fiscal year ended December 31, 2010.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Lam	2011	20,039	0	0	0	0	0	0	20,039

Notes:

[1] For the fiscal year ended December 31, 2010, the Company incurred $12,150 as accrued salary payable to David Lam. The Company intends to pay the David Lam prior to December 31, 2012.

COMPENSATION OF DIRECTORS TABLE

The table below summarizes all compensation paid to our directors as of December 31, 2011.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Lam	0	0	0	0	0	0	0

EMPLOYEE STOCK OPTION PLANS

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors as of December 31, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following is a table detailing the current shareholders of Lion Lam Diamond Inc, owning 5% or more of the common stock, and shares owned by our directors and officers as of December 31, 2011.

Title of Class	Beneficiary Owner	Beneficial ownership	% of ownership
Common Stock	David Lam	6,000,000	100%

CORPORATE GOVERNANCE

As a small business issuer we are not listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent. Further, we have not applied for a listing with a national exchange or in an inter-dealer quotation system which has requirements that a majority of the board of directors be independent. We have no standing committees regarding compensation, audit or other nominating committees.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EMPLOYMENT AGREEMENT

One July 14, 2010, The Company has entered an Employment Agreement with our Officer, David Lam. The term of the Employment Agreement lasted for 36 months, and it will be expired on July 14, 2013. The board of directors of the Corporation may extend the Agreement term for an additional year, unless Mr. Lam elects not to extend the term of this Agreement by giving written notice at least thirty (30) days prior to the anniversary date. The base salary was fixed at the annual rate of not less than $30,000. The base salary was fixed at the annual rate of not less than $30,000. In addition, David Lam is entitled to reimbursement for all reasonable business expenses incurred while performing his obligations under the Employment Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request for the service of the corporation.

TRANSACTIONS WITH RELATED PERSON, PROMOTERS AND CERTAIN CONTROL PERSONS.

•       On July 14, 2010, the Company received $29,000 as an unsecured loan from David Lam, our officer and director of the Company. The loan is evidence by a promissory note and is due on demand at 4% interest rate per annum.

•       The Company has entered into an Employment Contract on July 14, 2010 with our sole officer, David Lam, for the initial term of thirty-six-month employment agreements. The base salary is $30,000 per annum.

•       Our Officer and Director, David Lam, has provided free office space for our principal office in Houston, Texas. The length of time for the office space is indefinite.

•       On July 14, 2010, We issued 6,000,000 shares to David Lam, our founder, in exchange for cash in the amount of $6,000.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, amendments, schedules, under the Securities Act, with respect to the shares to be sold in this offering. The registration statement and its exhibits, as well as our other reports filed with SEC, can be inspected and copies at SEC’s public reference room at:

Securities Exchange Commission

100 F Street, N.E.,

Washington, D.C. 20549-1004.

The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains in the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

DEALER PROSPECTUS DELIVERY OBLIGATION

Prior to the expiration of ninety days after the effective date of this registration statement or prior to the expiration of ninety days after the first date upon which the security was bona fide offered to the public after such effective date, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Accounting Firm	F-1

Balance Sheet as of September 30, 2011 ( unaudited) and December 31, 2010 ( audited)	F-2

Statement of Operations for the three and nine months ended September 30, 2011 and 2010 ( unaudited), respectively and cumulative from July 14, 2010 ( inception) to December 31, 2011 ( audited)	F-3

Statement of Cash Flows for the three and nine months ended September 30, 2011 and 2010 ( unaudited), respectively and cumulative from July 14, 2010 ( Inception) to December 31, 2011 ( audited)	F-4

Statement of Stockholder's Deficit from July 14, 2010( Inception) to December 31, 2011 ( audited)	F-5

Footnotes of Financial Statements for the nine months ended September 30, 2011 ( unaudited) and from July 14, 2010 ( Inception) to December 31, 2010 (audited)	F-6 – F-11

Stan J.H. Lee, CPA

2160 North Central Rd. Suite 203 Fort Lee NJ 07024

P.O. Box 436402 t San Diego t CA 92143-6402

619-623-7799 Fax 619-564-3408 E-mail: stan2u@gmail.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Lion Lam Diamond Corporation

(A development Stage Company)

To the Board of Directors and Shareholders:

We have audited the accompanying balance sheet of Lion Lam Diamond Corporation, as of December 31, 2011 and 2010, and the related statements of operations, cash flows and changes in stockholders’ deficit for the period from July 14, 2010 ( Inception) to December 31, 2010 and year ended December 31, 2011. These financial statements are the responsibility of Diamond Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. Lion Lam Diamond, Inc, is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Lion Lam Diamond Inc’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lion Lam Diamond Corporation, as of December 31, 2011 and 2010 and the results of its operations and its cash flows for the period from July 14, 2010 ( Inception) through December 31, 2010 and year ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Lion Lam Diamond Inc. will continue as a going concern. As discussed in the notes to the financial statements, Lion Lam Diamond Inc., has suffered losses from operations and lack of short-term liquidity which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stan J.H. Lee, CPA

Stan J.H. Lee, CPA

Fort Lee, N.J.

February 3, 2012

Lion Lam Diamond Corporation

(A Development Stage Company)

Balance Sheet

	As of December 31, 2011 (audited)	As of December 31, 2010 (audited)
ASSETS
CURRENT ASSETS
Cash	$569	$15,156
Inventory	$19,620	$17,498
Total Current Assets	20,189	32,654
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Note Payable-Related Party	$29,000	$29,000
Accrued Salary Payable	$20,039	$12,150
TOTAL CURRENT LIABILITIES	$49,039	$41,150
SHAREHOLDER'S DEFICIT
PREFERRED SHARES 9,998,889,998 authorized, -0- shares issued and outstanding, par value of $0.0001	-	-
Common shares 8,889,998,889 authorized, 6,000,000 shares used and outstanding	$600	$600
Paid-in capital	$7,700	$5,940
(Deficit) accumulated During Development Stage	$(37,150)	$(15,036)
STOCKHOLDER'S' DEFICIT	$(28,850)	$(8,496)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$20,189	$32,654

The accompanying notes are an integral part of these financial statements

Lion Lam Diamond Corporation

(Development Stage Company

Balance Sheet

	As of September 30, 2011 (unaudited)	As of December 31, 2010 (audited)
ASSETS
CURRENT ASSETS
Cash	$4,962	$15,156
Inventory	$19,950	$17,498
Total Current Assets	24,912	32,654
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Note Payable-Related Party	$29,000	$29,000
Accrued Salary Payable	$13,789	$12,150
TOTAL CURRENT LIABILITIES	$42,789	$41,150
SHAREHOLDER'S DEFICIT
PREFERRED SHARES 9,998,889,998 authorized, -0- shares issued and outstanding, par value of $0.0001	-	-
Common shares 8,889,998,889 authorized, 6,000,000 shares used and outstanding	$600	$600
Paid- in capital	$7,110	$5,940
(Deficit) accumulated During Development Stage	$(25,589)	$(15,036)
STOCKHOLDER'S DEFICIT	$(17,877)	$(8,496)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$24,912	$32,654

The accompanying notes are an integral part of these financial statements

Lion Lam Diamond Inc.,

( A development Stage Company)

Statement of Operations

	Year Ended December 31, 2011 ( audited)	From July 14, 2010 ( Inception) December 31, 2010 ( audited)	From July 14, 2010 ( Inception) Through December 31, 2011 ( audited)
Revenue:	$54,920	-	$54,920
Less: Cost of Good sold	38,855	-	38,855
Gross Profit	16,065	-	16,065
Operating Expenses:
General and Administrative	36,419	14,496	50,915
Total Operating Expenses	36,419	14,496	50,915
Income ( Loss) from Operating Expense	(20,354)	(14,496)	(34,580)
Interest Expense	(1,760)	(540)	(2,300)
Provision for Income Taxes
Net Income ( Loss)	$(22,114)	$(15,036)	$(37,150)
Net Loss per Share Basic and Diluted	$(0.004)	$(0.003)
Weighted Average Number of Common Share Outstanding	6,000,000	6,000,000

The accompanying notes are an integral part of these financial statements

Lion Lam Diamond Inc.,

( A development Stage Company)

Statement of Operations

	Three Months Ended September 30, 2011 ( Unaudited)	From July 14, 2010 ( Inception) through September 30, 2010 ( unaudited)	Nine Months Ended September 30,2011 ( unaudited)	From July 14, 2010 ( Inception) through September30, 2011 ( unaudited)
Revenue:		$-	$50,400	$50,400
Less: Cost of Good sold		-	35,355	35,355
Gross Profit	-	-	15,045	15,045
Operating Expenses:
General and Administrative	8,494	-	24,426	38,922
Total Operating Expenses	8,494	-	24,426	38,922
Income ( Loss) from Operating Expense	(8,494)	-	(9,381)	(23,877)
Interest Expense	(590)	-	(1,170)	(1,710)
Provision for Income Taxes		-	-	-
Net Income ( Loss)	$(9,084)	-	$(10,551)	$(25,587)
Net Loss per Share Basic and Diluted	$(0.000)	-	$(0.000)
Weighted Average Number of Common Share Outstanding	6,000,000		6,000,000

The accompanying notes are an integral part of these financial statements

Lion Lam Diamond Inc.,

(A Development Stage Company)

Statement of Cash Flows

	Year Ended December 31, 2011 (audited)	From July 14 2010( Inception) through December 31, 2010 (audited)	From July 14, 2010( Inception) Through December 31, 2011 (audited)
CASH FLOWS FROM OPERATING ACTIVITIES;
Net Loss	$(22,114)		$(15,036)	$(37,150)
ADJUSTMENTS TO NET LOSS:
Interest forgiven by stockholder	1,760		540	2,300
CHANGE IN OPERATING ASSETS AND LIABILITIES :
Increase in accrued salary payable	7,889		12,150	20,039
Increase in inventory	(2,122)		(17,498)	(19,620)
Net cash used in operating activities	(14,587)		(19,844)	(34,431)
CASH FLOWWS FROM FINANCING ACTIVITIES:
Issuance of common stock for cash	-		6,000	6,000
Borrowing from related Party	-		29,000	29,000
NET CASH PROVIDED BY FINANCING ACTIVITIES:			35,000	35,000
Net Increase ( decrease) in cash	(14,587)		15,156	569
Cash at beginning of period	15,156			-
Cash at end of period	$569		$15,156	$569
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid in cash	$-		$-	$-
Income taxes paid	$-		$-	$-
SUPPLEMENTAL NON-CASH FINANCING ACTIVITIES:
Interest forgiven	$1,760	$		$2,300

The accompanying notes are an integral part of these financial statements

Lion Lam Diamond Inc.,

( A development Stage Company)

STATEMENT OF CASH FLOWS

	Nine Months Ended September 30, 2011 ( unaudited)	From July 14 2010( Inception) through September 30, 2010 ( unaudited)		From July 14, 2010( Inception) Through September 30, 2011 ( unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES;
Net Loss	$(10,551)		$-	$(25,587)
ADJUSTMENTS TO NET LOSS:
Interest forgiven by stockholder	1,170		-	17,10
CHANGE IN OPERATING ASSETS AND LIABILITIES :
Decrease in accrued salary payable	1,639		-	13,789
Increase in inventory	(2,452)			(19,950)
Net cash used in operating activities	(10,194)			(30,038)
CASH FLOWWS FROM FINANCING ACTIVITIES:
Issuance of common stock for cash	-		-	6,000
Borrowing from related Party	-			29,000
NET CASH PROVIDED BY FINANCING ACTIVITIES:				35,000
Net Increase ( decrease) in cash	(10,194)		-	4,962
Cash at beginning of period	15,156
Cash at end of period	$4,962	$		$4,962
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid in cash	$-		$-	$-
Income taxes paid	$-		$-	$-
SUPPLEMENTAL NON-CASH FINANCING ACTIVITIES:
Interest forgiven	$1,170		$-	$1,710

The accompanying notes are an integral part of these financial statements

Lion Lam Diamond Corporation

(Development stage company)

Statements of Stockholder’s Equity

From Inception July 14, 2010 to December 31, 2011

(audited)

	Common Shares	Common shares	Additional Paid in Capital	Deficit Accumulated During Development Stage		Total Stockholder Equity
Common Stock issued for Cash at $0.001 per share on July 14, 2010	6,000,000	$600	$5,400	$		$6,000
Interest forgiven			$540	$		$540
Net Loss from July 14, 2010 ( inception) through December 31, 2010					$(15,036)	$(15,036)
Balance, December 31, 2010	6,000,000	$600	$5,940		$(15,036)	$(8,496)
Year Ended December 31, 2011					$(22,114)	$(22,114)
Interest Forgiven			$1,760			$1,760
Balance, December 31, 2011	6,000,000	$600	$7,700		$(37,150)	$(28,850)

The accompanying notes are an integral part of these financial statements

Lion Lam Diamond Corporation

(A DEVELOPMENT STAGE Company)

Notes to the Financial Statements

For the twelve month ended December 31, 2011.

 NOTE 1 – ORGANIZATION AND BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Lion Lam Diamond Corporation was incorporated in Texas on July 14th, 2010. The Company has limited operations and in accordance with SFAS 7, is considered a development stage company. The Company has commenced significant operations and, in accordance with ASC Topic 915, the Company is considered a development stage company. Initial operations have included organization, capital formation, target market identification, and business plans. Management is planning to develop a website that will offer to sell diamonds and fine jewelry.

YEAR END

The Company has elected December 31 as its year end.

NATURE OF OPERATION

The Company has developed a jewelry wholesale and retail operations which offers polished diamonds and fine jewelry to the public.

BASIC OF PRESENTATION

The accompanying audited financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for the financial information, and with the rules and regulations of the United States Securities and Exchange Commission (“SEC”).

REVENUE RECOGNITION

We recognize revenue from product sales when the following four revenue recognition criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods.  Actual results could materially differ from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all highly liquid investments and short-term debt instruments with original maturities of three months or less to be cash equivalents. As of December 31, 2011, there were no cash equivalents.

INVENTORY

Inventory consisting of polished diamonds is stated at the lower of cost or market.

EQUIPMENT AND DEPRECIATION

Equipment is stated at cost. Depreciation is calculated using the straight- line method over the estimated useful lives of the related assets, currently set at five years. Expenditures for additions and improvements are capitalized, while repairs and maintenance costs are expensed as incurred. The cost and related accumulated depreciation of property and equipment sold or otherwise disposed of are removed from the accounts and any gain or loss is recorded in the year of disposal.

INCOME TAXES

The Company accounts for income taxes in accordance with accounting guidance now codified as FASB ASC Topic 740, “Income Taxes" which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates, in effect, in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

Accounting guidance now codified as FASB ASC Topic 740-20, “Income Taxes – Intra period Tax Allocation,” clarifies the accounting for uncertainties in income taxes recognized in accordance with FASB ASC Topic 740-20 by prescribing guidance for the recognition, de-recognition and measurement in financial statements of income tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns, including a decision, whether to file or not to file in a particular jurisdiction. FASB ASC Topic 740-20 requires that any liability create for unrecognized tax benefits is disclosed. The application of FASB ASC Topic 740-20 may also affect the tax bases of assets and liabilities and therefore may change or create deferred tax liabilities or assets.

The Company has losses carried forward for income tax purposes for December 31, 2011. There are no current or deferred tax expenses for the period ended December 31, 2011, due to the Company’s loss position. The Company has fully reserved for any benefits of these losses. The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, appropriate. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company’s ability to generate taxable income within the net operating loss carry forward period.  Management has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes.

The provision for refundable federal income tax consists of the following:

As of December 31, 2011, the Company has $ (37,150) of net operating losses carried forward to offset taxable income in future years, which expire commencing in fiscal 2030. The income tax benefit differs from the amount computed by applying the US federal income tax rate of 34% to net loss before income taxes. As of December 31, 2011, the Company had no uncertain tax positions.

Dec.31, 2011
Net Operating Losses Carry forward	$(37,150)
Statutory rate	34%
Computed expected tax recovery	12,631
Change in valuation allowance	(12,631)
Income tax provision
Deferred tax assets	-
Net Operating Loss carry forward	$12,631
Statutory tax rate	34%
Less: Valuation allowance	-
Net deferred tax assets	$-

FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2011. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

STOCK-BASED COMPENSATION

The Company records stock based compensation in accordance with the guidance in ASC Topic 718 which requires the Company to recognize expense related to the fair value of its employee stock option awards.  This eliminates accounting for share-based compensation transactions using the intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

EARNINGS (LOSS) PER COMMON SHARE

Basic net income per share is computed by dividing the net income available to common shareholders (the numerator) for the period by the weighted average number of common shares outstanding (the denominator) during the period. The computation of diluted earnings is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued. As of December 31, 2010, there was no variance between basic and diluted loss per share as there were no potentially dilutive common shares outstanding.

RECENT ACCOUNTING STANDARDS

In February 2010, the FASB issued ASU No. 2010-09 “Subsequent Events (ASC Topic 855) “Amendments to Certain Recognition and Disclosure Requirements” (“ASU No. 2010-09”). ASU No. 2010-09 requires an entity that is an SEC filer to evaluate subsequent events through the date that the financial statements are issued and removes the requirement for an SEC filer to disclose a date, in both issued and revised financial statements, through which the filer had evaluated subsequent events. The adoption did not have an impact on the Company’s financial position and results of operations.

In January 2010, the FASB issued an amendment to ASC 820, Fair Value Measurements and Disclosure, to require reporting entities to separately disclose the amounts and business rationale for significant transfers in and out of Level 1 and Level 2 fair value measurements and separately present information regarding purchase, sale, issuance, and settlement of Level 3 fair value measures on a gross basis. This standard, for which the Company is currently assessing the impact, is effective for interim and annual reporting periods beginning after December 15, 2009 except for disclosures regarding the purchase, sale, issuance, and settlement of Level 3 fair value measures, which are effective for fiscal years beginning after December 15, 2010. The adoption of this standard is not expected to have a significant impact on the Company’s financial statements.

 In October 2009, FASB issued an amendment to the accounting standards related to the accounting for revenue in arrangements with multiple deliverables including how the arrangement consideration is allocated among delivered and undelivered items of the arrangement. Among the amendments, this standard eliminated the use of the residual method for allocating arrangement considerations and requires an entity to allocate the overall consideration to each deliverable based on an estimated selling price of each individual deliverable in the arrangement in the absence of having vendor-specific objective evidence or other third party evidence of fair value of the undelivered items. This standard also provides further guidance on how to determine a separate unit of accounting in a multiple-deliverable revenue arrangement and expands the disclosure requirements about the judgments made in applying the estimated selling price method and how those judgments affect the timing or amount of revenue recognition. This standard, for which the Company is currently assessing the impact, will become effective on January 1, 2011.

The Company has implemented all new accounting pronouncements that are, in effect. These pronouncements did not have any material impact on the financial statements, unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 2 -GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, has not yet generated revenues from operations. Since its inception, the Company has been engaged substantially in financing activities and developing its business plan and incurring startup costs and expenses. As a result, the Company incurred accumulated net losses from July 14, 2010 ( Inception) through the period ended December 31, 2011 of $(37,150)

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues through sales of polished diamonds and sales of our crown products. We have sold several large polished diamonds in 2-3 carat sizes, which resulted in a significant revenue increase for this quarter. Our management is also focusing on accepting orders for our crown products once our registration statement is declared effectiveness by the Commission.

Note 3- INVENTORY

During the twelve months ended December 31, 2011, our inventory consists of polished diamonds acquired from four different national suppliers. Our inventory is stated at the lower of cost  or market. We believe historical cost method is more conservative than the market method because polished diamonds tend to have high valuation in the jewelry industry.

NOTE 4 – NOTES PAYABLE – RELATED PARTY

On July 14, 2010, the Company received $29,000 as an unsecured loan from our officer and director of the Company. The loan is evidence by a Promissory Note and is due on demand at 4% interest rate per annum.

 NOTE 5 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue 8,889,998,889 shares of its $0.0001 par value common stock and 9,998,889,998 shares of its $0.0001 par value preferred stock.

COMMON STOCKS

On July 14, 2010, the Company issued a total of 6,000,000 shares of its $0.0001 par value common stock at a price of $0.001 per share for cash of $6,000. As of December 31, 2011, the common shares issued and outstanding is 6,000,000.

NOTE 6 – COMMITMENT AND CONTINGENCIES

Company has entered into an employment contract on July 14, 2010 with a sole officer for his executive service for the initial term of thirty-six (36) full months in consideration for a salary at the annual rate of not less than $ 30,000.

NOTE 7- SUBSEQUENT EVENT

None. The Company has evaluated subsequent events through February 23, 2012, the date when the financial statements were available to be issued, and no such events have occurred.

Lion Lam Diamond Corporation

(A DEVELOPMENT STAGE Company)

Condensed Notes to the Financial Statements

For the nine month ended September 30, 2011 ( Unaudited)

NOTE 1 – ORGANIZATION AND BUSINESS OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Lion Lam Diamond Corporation was incorporated in Texas on July 14th, 2010. The Company has limited operations and in accordance with SFAS 7, is considered a development stage company. The Company has commenced significant operations and, in accordance with ASC Topic 915, the Company is considered a development stage company. Initial operations have included organization, capital formation, target market identification, and business plans. Management is planning to develop a website that will offer to sell diamonds and fine jewelry.

YEAR END

The Company has elected December 31 as its year end.

NATURE OF OPERATION

The Company has developed a jewelry wholesale and retail operations which offers polished diamonds and fine jewelry to the public.

BASIC OF PRESENTATION

The accompanying audited financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for the financial information, and with the rules and regulations of the United States Securities and Exchange Commission (“SEC”).

REVENUE RECOGNITION

We recognize revenue from product sales when the following four revenue recognition criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods.  Actual results could materially differ from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all highly liquid investments and short-term debt instruments with original maturities of three months or less to be cash equivalents. As of September 30, 2011, there were no cash equivalents.

INVENTORY

Inventory consisting of polished diamonds is stated at the lower of cost or market.

EQUIPMENT AND DEPRECIATION

Equipment is stated at cost. Depreciation is calculated using the straight- line method over the estimated useful lives of the related assets, currently set at five years. Expenditures for additions and improvements are capitalized, while repairs and maintenance costs are expensed as incurred. The cost and related accumulated depreciation of property and equipment sold or otherwise disposed of are removed from the accounts and any gain or loss is recorded in the year of disposal.

INCOME TAXES

The Company accounts for income taxes in accordance with accounting guidance now codified as FASB ASC Topic 740, “Income Taxes" which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates, in effect, in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

Accounting guidance now codified as FASB ASC Topic 740-20, “Income Taxes – Intra period Tax Allocation,” clarifies the accounting for uncertainties in income taxes recognized in accordance with FASB ASC Topic 740-20 by prescribing guidance for the recognition, de-recognition and measurement in financial statements of income tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns, including a decision, whether to file or not to file in a particular jurisdiction. FASB ASC Topic 740-20 requires that any liability create for unrecognized tax benefits is disclosed. The application of FASB ASC Topic 740-20 may also affect the tax bases of assets and liabilities and therefore may change or create deferred tax liabilities or assets.

The Company has losses carried forward for income tax purposes for September 30, 2011. There are no current or deferred tax expenses for the period ended September 30, 2011 due to the Company’s loss position. The Company has fully reserved for any benefits of these losses. The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, appropriate. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company’s ability to generate taxable income within the net operating loss carry forward period.  Management has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes.

The provision for refundable federal income tax consists of the following:

The Company has $(25,587) of net operating losses carried forward to offset taxable income in future years, which expire commencing in fiscal 2030. The income tax benefit differs from the amount computed by applying the US federal income tax rate of 34% to net loss before income taxes. As of September 30, 2011, the Company had no uncertain tax positions.

September 30, 2011
Net Operating Losses Carry forward	$25,587
Statutory rate	34%
Computed expected tax recovery	8,700
Change in valuation allowance	(8,700)
Income tax provision
Deferred tax assets	-
Net Operating Loss carry forward	$(25,587)
Statutory tax rate	34%
Less: Valuation allowance	-
Net deferred tax assets	$-

FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2011. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

STOCK-BASED COMPENSATION

The Company records stock based compensation in accordance with the guidance in ASC Topic 718 which requires the Company to recognize expense related to the fair value of its employee stock option awards.  This eliminates accounting for share-based compensation transactions using the intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

EARNINGS (LOSS) PER COMMON SHARE

Basic net income per share is computed by dividing the net income available to common shareholders (the numerator) for the period by the weighted average number of common shares outstanding (the denominator) during the period. The computation of diluted earnings is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued. As of September 30, 2011, there was no variance between basic and diluted loss per share as there were no potentially dilutive common shares outstanding.

UNAUDITED INFORMATION

The balance sheet of Lion Lam Diamond Corporation (the “Company”) as of September 30, 2011, and the statements of operations and cash flows for the 3 and 9-months ended September 30, 2011 and 2010, respectively and for the cumulative from inception to September 30, 2011 have not been audited. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring adjustments) which are necessary to properly reflect the financial position of the Company as of September 30, 2011, and the results of operations for the 3 and 9-months ended September 30, 2011 and 2010.

Certain information and notes normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, although management believes that the disclosures are adequate to make the information presented not misleading. Interim period results are not necessarily indicative of the results to be achieved for an entire year. These financial statements should be read in conjunction with the financial statements and notes to financial statements included in the Company’s consolidated financial statements as filed on Form S-1 for the year ended December 31, 2011.

 RECENT ACCOUNTING STANDARDS

In February 2010, the FASB issued ASU No. 2010-09 “Subsequent Events (ASC Topic 855) “Amendments to Certain Recognition and Disclosure Requirements” (“ASU No. 2010-09”). ASU No. 2010-09 requires an entity that is an SEC filer to evaluate subsequent events through the date that the financial statements are issued and removes the requirement for an SEC filer to disclose a date, in both issued and revised financial statements, through which the filer had evaluated subsequent events. The adoption did not have an impact on the Company’s financial position and results of operations.

In January 2010, the FASB issued an amendment to ASC 820, Fair Value Measurements and Disclosure, to require reporting entities to separately disclose the amounts and business rationale for significant transfers in and out of Level 1 and Level 2 fair value measurements and separately present information regarding purchase, sale, issuance, and settlement of Level 3 fair value measures on a gross basis. This standard, for which the Company is currently assessing the impact, is effective for interim and annual reporting periods beginning after December 15, 2009 except for disclosures regarding the purchase, sale, issuance, and settlement of Level 3 fair value measures, which are effective for fiscal years beginning after December 15, 2010. The adoption of this standard is not expected to have a significant impact on the Company’s financial statements.

 In October 2009, FASB issued an amendment to the accounting standards related to the accounting for revenue in arrangements with multiple deliverables including how the arrangement consideration is allocated among delivered and undelivered items of the arrangement. Among the amendments, this standard eliminated the use of the residual method for allocating arrangement considerations and requires an entity to allocate the overall consideration to each deliverable based on an estimated selling price of each individual deliverable in the arrangement in the absence of having vendor-specific objective evidence or other third party evidence of fair value of the undelivered items. This standard also provides further guidance on how to determine a separate unit of accounting in a multiple-deliverable revenue arrangement and expands the disclosure requirements about the judgments made in applying the estimated selling price method and how those judgments affect the timing or amount of revenue recognition. This standard, for which the Company is currently assessing the impact, will become effective on January 1, 2011.

The Company has implemented all new accounting pronouncements that are, in effect. These pronouncements did not have any material impact on the financial statements, unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, has not yet generated revenues from operations. Since its inception, the Company has been engaged substantially in financing activities and developing its business plan and incurring startup costs and expenses. As a result, the Company incurred accumulated net losses from July 14, 2010 ( Inception) through the period ended September 30, 2011 of $(25,587).

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues through sales of polished diamonds and sales of our crown products. We have sold several large polished diamonds in 2-3 carat sizes, which resulted in a significant revenue increase for this quarter. Our management is also focusing on accepting orders for our crown products once our registration statement is declared effectiveness by the Commission.

NOTE 3- INVENTORY

During the nine months ended September 30, 2011, our inventory consists of polished diamonds acquired from four different national suppliers. Our inventory is stated at the lower of cost  or market. We believe historical cost method is more conservative than the market method because polished diamonds tend to have high valuation in the jewelry industry.

NOTE 4 – COMMITMENT AND CONTINGENCIES

Company has entered into an employment contract on July 14, 2010 with a sole officer for his executive service for the initial term of thirty-six (36) full months in consideration for a salary at the annual rate of not less than $ 30,000.

NOTE 5- SUBSEQUENT EVENT

None. The Company has evaluated subsequent events through September 30, 2011, the date when the financial statements were available to be issued, and no such events have occurred.